October 21, 1999

         DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER AND YEAR-TO-DATE 1999
                                FINANCIAL RESULTS

For the quarter ended September 30, 1999, DST's consolidated net income was $33.9 million or $.52 per diluted share compared to third quarter 1998 net income of $17.7 million or $.27 per diluted share, a 91.5% increase in net income and a 92.6% increase in diluted earnings per share. Year-to-date, DST's consolidated net income was $100.9 million or $1.56 per diluted share compared to $65.1 million or $1.01 per diluted share in 1998, a 55.0% increase in net income and a 54.5% increase in diluted earnings per share.

The following table summarizes the Company's revenues and income from operations by segment (dollars in millions):

                            Quarter ended              Nine months ended
                             September 30,               September 30,

Revenues                    1999          1998            1999         1998
                            ----          ----            ----         ----

Financial Services         $140.0        $129.1          $412.9       $372.4
Output Solutions            122.6         100.0           362.6        309.1
Customer Management          47.0          51.0           147.5        158.1
Investments and Other         8.1           8.4            24.8         25.9
Intersegment eliminations   (19.0)        (19.7)          (56.7)       (60.9)
                            -----         -----           -----        -----
                           $298.7        $268.8          $891.1       $804.6
                           ======        ======          ======       ======

Income from operations

Financial Services          $31.7         $23.0           $93.5        $61.3
Output Solutions             11.3           5.5            39.8         26.6
Customer Management           3.9           5.0            10.4         19.2
Investments and Other         1.4           2.1             5.9          6.5
Acquisition related charges                (7.1)                        (7.1)
                            -----         -----          ------       ------
                            $48.3         $28.5          $149.6       $106.5
                            =====         =====          ======       ======

Consolidated revenues increased $29.9 million or 11.1% over the prior year quarter and $86.5 million or 10.8% over the prior year nine month period from higher financial services and output solutions revenues. Consolidated income from operations totaled $48.3 million for the quarter and $149.6 million for the nine months ended September 30, 1999, an increase of $19.8 million or 69.5% over the 1998 third quarter and $43.1 million or 40.5% over 1998 year to date results, primarily from increased operating earnings in financial services and output solutions, from required capitalization of internal use software development costs of $5.7 million for the quarter and $16.0 million for the nine month period ended September 30, 1999, and from one-time merger charges of $7.1 million related to USCS' August 1998 acquisition of Custima International plc, a provider of customer management software and services for the utility industry.

Financial Services Segment
Financial Services Segment revenues for the quarter were $140.0 million, an increase of $10.9 million or 8.4% over third quarter 1998. U.S. revenues increased $10.2 million, or 10.3%, primarily from increases in mutual fund shareowner accounts processed. U.S. mutual fund shareowner accounts serviced totaled 54.8 million at September 30, 1999, an increase of 10.0% from the 49.8 million serviced at December 31, 1998 and an increase of 2.8% from the 53.3 million serviced at June 30, 1999. Net new IRA accounts during the quarter were 350,000, of which approximately 37.6% were Roth or Educational IRA accounts. Roth or Educational IRA's now comprise 18.6% of total IRA accounts serviced by the Company. U.S. AWD(R) workstations licensed were 33,000 at September 30, 1999, an increase of 20.8% over year-end 1998 levels.

International revenues totaled $31.6 million for the third quarter 1999, an increase of $.7 million or 2.4% over comparable prior year quarter revenues. The increase was attributable to higher Canadian mutual fund processing and service revenues and an increase in software maintenance and service revenues from the Company's AWD product, partially offset by a decline in software license revenues from investment accounting products. International AWD workstations licensed were 20,000 at September 30, 1999, an increase of 11.4% over year-end 1998 levels.

Financial Services Segment income from operations for the third quarter 1999 increased $8.7 million or 37.8% over the prior year quarter to $31.7 million, resulting in an operating margin of 22.6% compared to 17.8% for the prior year. Costs and expenses increased 1.2%. Personnel costs necessary to support revenue growth increased, which increase was partially offset by the effect of capitalizing $5.3 million of internal use software development costs. Costs and expenses also include a one-time $3.1 million charge related to the termination of an international software development contract. Depreciation and amortization costs increased $1.0 million or 7.4% as compared to the third quarter of 1998 from increased equipment to support revenue growth.

Financial Services Segment revenues for the nine months ended September 30, 1999 were $412.9 million, an increase of $40.5 million or 10.9% over the prior year nine month period, principally from higher mutual fund and AWD revenues. Financial Services Segment income from operations for the nine months ended September 30, 1999 increased $32.2 million or 52.5% over the prior year period to $93.5 million. Costs and expenses increased 2.9%, principally from increased personnel costs to support revenue growth and the one-time charge discussed above, which were partially offset by the effect of capitalizing $13.9 million of internal use software costs. Depreciation and amortization increased 1.6% in the nine months ended September 30, 1999 to $44.7 million.

Output Solutions Segment
Output Solutions Segment revenues for the quarter ended September 30, 1999 were $122.6 million, an increase of $22.6 million or 22.6% over third quarter 1998. Revenue growth resulted from increased volume of images and statements produced from U.S. mutual fund shareowner growth, and internal growth of existing customers primarily in telecommunications and other industries. Output Solutions Segment images produced in the third quarter 1999 increased 24.4% to 1.57 billion and statements mailed increased 19.5% to 434 million compared to the third quarter of 1998.

Output Solutions Segment income from operations for the third quarter increased $5.8 million or 105.5% over the prior year quarter to $11.3 million, resulting in an operating margin of 9.2% compared to 5.5% in the prior year quarter. Costs and expenses increased 17.3%, principally due to increased personnel costs to support revenue growth, increased product development costs and integration costs to combine the output related businesses, which increase was partially offset by the effect of capitalizing $.4 million of internal use software development costs. Depreciation and amortization costs increased 22.1% in the third quarter 1999 to $8.3 million, from increased capital costs to support revenue growth.

Output Solutions Segment revenues for the nine months ended September 30, 1999 were $362.6 million, an increase of $53.5 million or 17.3% over the prior year period. Output Solutions Segment income from operations for the nine months ended September 30, 1999 increased $13.2 million or 49.6% over the prior year period to $39.8 million, which includes $2.1 million of capitalized internal use software development costs.

Customer Management Segment
Exclusive of TCI, segment revenues increased $1.9 million or 4.4% over the 1998 quarter as processing and software service revenues increased $3.2 million or 8.1% while equipment sales and services declined $1.3 million. Processing and software service revenues increased primarily from subscriber growth and increased services. Revenues from TCI, a discontinued customer, declined as expected to $2.2 million in the third quarter of 1999 from $8.1 million in the third quarter of 1998. Overall Customer Management Segment revenues for the quarter ended September 30, 1999 were $47.0 million, a decrease of $4.0, million or 7.8%, comprised of a $2.1 million decrease in processing and software service revenues and a $1.9 million decrease in equipment sales.

Customer Management Segment income from operations for the third quarter 1999 decreased $1.1 million to $3.9 million, resulting in an operating margin of 8.3%. Costs and expenses declined $3.0 million or 7.1%, primarily attributable to a decrease in costs related to equipment sales, partially offset by the inclusion of Custima's operations and increased product development expenses. Depreciation and amortization increased $.2 million, or 4.7%, including $.3 million related to the Custima acquisition.

Exclusive of TCI, revenues increased $8.7 million or 6.8% over the 1998 prior year period from an overall increase in processing and software service revenues of $13.9 million or 12.2% partially offset by a decline in equipment sales and services of $5.2 million. Overall Customer Management Segment revenues for the nine months ended September 30, 1999 were $147.5 million, a decrease of $10.6 million or 6.7% over the prior year period from a $3.9 million decrease in processing and software services revenues and a $6.7 million decrease in equipment sales. Customer Management Segment income from operations for the nine months ended September 30, 1999 decreased 45.8% over the prior year period to $10.4 million.

Investments and Other
Investments and Other Segment revenues decreased $.3 million for the quarter ended September 30, 1999. Segment revenues are primarily rental income for facilities leased to the Company's operating segments.

Acquisition Related Charges
Income from operations for the third quarter 1998 includes $7.1 million of one-time merger charges related to USCS' acquisition of Custima International plc. prior to the Company's acquisition of USCS. The one-time charges include $6.0 million for an in process research and development charge and a $1.1 million integration charge.

Equity in earnings (losses) of unconsolidated affiliates
The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (dollars in millions):

               Quarter ended                 Nine months ended
               September 30,                   September 30,
              1999      1998                 1999          1998

BFDS          $2.3      $1.9                 $7.3          $5.5
Argus           .5        .6                  2.1           1.8
EFDS          (1.5)     (2.7)                (3.4)         (7.5)
Other           .2      (1.0)                  .3          (1.3)
             ------    ------               ------        ------
              $1.5     $(1.2)                $6.3         $(1.5)
             ======    ======               ======        ======

Increased earnings were recorded at BFDS from higher levels of mutual fund activity. EFDS losses decreased from the prior year quarter, reflecting an increase in accounts serviced to 1.9 million at September 30, 1999 which is 0.5 million or 35.7% above year-end 1998 and September 30, 1998 levels. EFDS losses reflect system and conversion costs for FAST2000. DST's share of internal use software development costs capitalized by EFDS was $.5 million in the third quarter of 1999 and $2.1 million for the nine months ended September 30, 1999. Other 1998 joint venture results reflect certain non-recurring real estate debt refinancing costs.

Other income, net
Other income was $4.2 million for the quarter ended September 30, 1999, compared to $3.7 million for the third quarter of 1998. The increase of $.5 million is a result of higher levels of interest and dividend income. Year to date other income decreased $1.0 million as a result of net losses on equipment dispositions partially offset by higher levels of interest and dividend income.

Interest expense
Interest expense totaled $1.2 million for the quarter ended September 30, 1999 and $3.9 million for the nine months ended 1999, down from the $2.0 million in the prior year quarter and the $6.9 million in the prior year nine month period. Average debt balances were lower in 1999 compared to 1998.

Income taxes
DST's effective tax rate was 36.0% and 35.9% for the quarter and nine months ended September 30, 1999, respectively, compared to 39.0% for the prior year quarter and 37.7% for the prior year nine month period. The 1999 tax rate was affected by tax benefits relating to certain international operations and recognition of state tax benefits associated with income apportionment rules. The 1998 tax rate was also affected by the Custima research and development charge which was recognized without any associated tax benefit and which was partially offset by certain benefits relating to USCS' international operations and state income taxes.

Other Actions
During the quarter ended September 30, 1999, DST purchased 237,000 shares of its common stock under its current 4,175,000 share repurchase program. As of September 30, 1999, DST has purchased 362,000 shares since the program commenced. The shares purchased will be utilized for DST's stock award and stock option programs.

* * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-KA dated March 25, 1999 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.


                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)


                                          For the Three Months               For the Nine Months
                                           Ended September 30,               Ended September 30,
                                      --------------------------       -----------------------------
                                        1999            1998             1999             1998
                                      --------------------------       -----------------------------

Revenues                             $ 298.7         $ 268.8            $ 891.1          $ 804.6

Costs and expenses                     221.6           207.0              657.4            613.0
Depreciation and amortization           28.8            26.2               84.1             78.0
Acquisition related charges                              7.1                                 7.1
                                     --------        --------           --------         --------

Income from operations                  48.3            28.5              149.6            106.5

Interest expense                        (1.2)           (2.0)              (3.9)            (6.9)
Other income, net                        4.2             3.7                5.0              6.0
Equity in earnings (losses) of
     unconsolidated affiliates           1.5            (1.2)               6.3             (1.5)
                                     --------        --------           --------         --------

Income before income taxes and
     minority interests                 52.8            29.0              157.0            104.1

Income taxes                            19.0            11.3               56.4             39.2
                                     --------        --------           --------         --------
Income before minority interests        33.8            17.7              100.6             64.9
Minority interests                      (0.1)                              (0.3)            (0.2)
                                     --------        --------           --------         --------

Net income                            $ 33.9          $ 17.7            $ 100.9           $ 65.1
                                     ========        ========          =========         ========

Average common shares outstanding       63.4            62.8               63.2             62.7
Diluted shares outstanding              65.1            64.5               64.8             64.2

Basic earnings per share               $ 0.53          $ 0.28             $ 1.60           $ 1.04
Diluted earnings per share             $ 0.52          $ 0.27             $ 1.56           $ 1.01


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol:  DST
CHX Symbol:  DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer